Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

For Immediate Release

AB Announces Transition of Rhode Island’s 529 College
Savings Program

New York, NY – November 17th, 2015 – AllianceBernstein L.P. (“AB”), a leading global investment management firm, today announced that the program management of Rhode Island’s 529 college savings plan, CollegeBoundfund®, will transition to a new manager as of July 1, 2016, pending the approval of Rhode Island’s State Investment Commission (SIC) and the SIC’s negotiation of a contract with its selected provider.

AB has worked in partnership with the State of Rhode Island for more than 15 years to provide a quality 529 college savings program and award-winning servicing platform to support the needs of a wide range of investors across the nation and the tens of thousands of advisors who assist them.

“We are very proud of our long-time partnership with the State to help families across the country save for college,” said Robert Keith, Head of the Global Client Group for AB. “Under our management, the program has grown from 1,700 to more than 400,000 accounts and from $8 million to $7.4 billion in program assets, to become the nation’s third largest advisor-sold 529 plan. Over the past 15 years, we have been fortunate to play an integral role in enabling almost 200,000 beneficiaries nationwide to utilize nearly $5 billion for college expenses. We appreciate the opportunity we were given to support so many families in their important pursuit of higher education.”

About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.

As of September 30, 2015, AB Holding owned approximately 36.2% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 63.4% economic interest in AB.

Additional information about AB may be found on our website, www.abglobal.com.
ablegal - 3035948 v1

2